Exhibit 99.1

INSIGNIA SYSTEMS, INC.

2009 EXECUTIVE OFFICER INCENTIVE BONUS PLAN

1.         Purpose. The purpose of this Plan is to assist the corporation in retaining and motivating certain officers of the corporation for the benefit of the corporation and its shareholders.

2.         Eligibility. The employees eligible to participate in this Plan are the individuals employed in the following positions as of the date of adoption of the Plan: Chief Executive Officer, Vice President of Finance, Senior Vice President of Marketing Services, and Senior Vice President of Operations. An eligible employee must be employed on December 31, 2009 to earn a bonus.

3.         Duration of Plan. This Plan shall be effective for the corporation’s fiscal year ending December 31, 2009.

4.         Bonus Amounts. Each eligible employee may earn a bonus in 2009, equal to a specified percentage of his base salary, based upon the amount of POPS revenue and corporate net income earned by the Company in 2009. Attached is a schedule showing different tiers of bonus levels, and the minimum amounts of POPS revenue and corporate net income required to earn the bonus payable at each tier. If the amount of POPS revenue and/or corporate net income earned by the Company in 2009 increases above the minimum amounts required for any tier, but does not reach the minimum amounts required for the next tier, the bonus percentages payable within such tier shall increase proportionately. In calculating corporate net income for 2009, any amount awarded to the Company as damages in litigation, any amount payable to the Company in settlement of litigation, and any recorded tax expense or tax benefit from the adjustment of the deferred tax asset valuation allowance shall be excluded.

5.         Calculation and Approval of Bonuses. Bonus amounts shall be calculated by the corporation’s CFO based on the accounting methods and procedures used in preparing the corporation’s audited financial statements for 2009.

All bonus calculations shall be reviewed and approved by the Compensation Committee prior to payment. The Compensation Committee retains sole and absolute discretion to increase, decrease or otherwise modify any bonus payable to any eligible employee.

6.         Payment of Bonuses. Earned bonuses shall be paid as soon as administratively feasible after December 31, 2009. All payments shall be reduced by applicable withholdings.

7.         Non-Assignability. An eligible employee may not assign or transfer his right to payment under this Plan, except to his heirs in the event of his death after December 31, 2009 and prior to payment, and his right to payment may not be attached by his creditors.

8.         No Continued Employment. Nothing contained in this Plan shall be construed as guaranteeing continued employment to any eligible employee.

9.         Administration. The Plan shall be administered by the Compensation Committee, which shall have the authority to construe and interpret the Plan, and determine amounts payable under the Plan.

SCHEDULE

	POPS Revenue Based Bonus
Bonus Tier	Minimum POPS Revenue	Bonus as Percentage of Salary
Minimum Bonus	$ 26,000,000	6.375%
Full Bonus	$ 26,400,000	7.500%

	Corporate Net Income Based Bonus
Bonus Tier	Minimum Corporate Net Income	Bonus as Percentage of Salary
Minimum Bonus	$ 3,000,000	1.50%
Intermediate Bonus	$ 3,100,000	3.75%
Full Bonus	$ 3,200,000	7.50%